Exhibit 21.1

LIST OF SUBSIDIARIES KFx INC.

Subsidiary

State of Incorporation

KFx Technology, Inc.	Wyoming
K-Fuel, L.L.C.	Delaware
Advanced Coal Processing Inc.	Wyoming
Landrica Development Company	South Dakota
COGAS LLC	Wyoming